CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED bylaws

OF

Gaucho GROUP Holdings, INC.

Gaucho Group Holdings, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

By vote of the Board of Directors of the Corporation on May 13, 2019, pursuant to Section 141 of the General Corporation Law of the State of Delaware (the “DGCL”), and by a vote of the stockholders of the Corporation representing a majority of the shares outstanding on July 8, 2019, pursuant to Sections 141 and 211 of the DGCL, the following resolutions were adopted setting forth amendments to the Amended and Restated Bylaws of the Corporation (the “Bylaws”). The resolutions setting forth the amendment are as follows:

RESOLVED, that Article III of the Amended and Restated Bylaws of the Corporation be and it hereby is deleted in its entirety and a new Article III be inserted in lieu thereof to read as follows:

A. Number. Subject to the provisions of the Certificate of Incorporation, the number of directors will be fixed from time to time exclusively by resolutions adopted by the Board of Directors.

B. Classes of Directors. The board of directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

C. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death or resignation.

D. Powers. The Board of Directors shall exercise all of the powers of the corporation except such as are, by applicable law, the Certificate of Incorporation, or these Bylaws, conferred upon or reserved to the stockholders of any class or classes or series thereof.

E. Resignations. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or the secretary; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

F. Regular Meetings. The Board of Directors shall meet on the same days as the annual meeting of the stockholders, provided a quorum is present, and no notice of such meeting will be necessary in order to legally constitute the meeting. Regular meetings of the Board of Directors will be held at such times and places as the Board of Directors may from time to time determine.

G. Special Meetings. Special meetings of the Board of Directors may be called at any time, at any place and for any purpose by the chairman of the board, the chief executive officer, or by a majority of the Board of Directors.

H. Notice of Meetings. Notice of every meeting of the Board of Directors will be given to each director at his usual place of business or at such other address as will have been furnished by him for such purpose. Such notice will be properly and timely given if it is (1) deposited in the United States mail not later than the third calendar day preceding the date of the meeting or (2) personally delivered, telegraphed, sent by facsimile or electronic transmission or communicated by telephone at least twenty-four hours before the time of the meeting. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

I. Waiver of Notice. Attendance of a director at a meeting of the Board of Directors will constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A written waiver of notice signed by a director or directors entitled to such notice, whether before, at, or after the time for notice or the time of the meeting, will be equivalent to the giving of such notice.

J. Required Vote; Adjournment. Except as may be otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present will be deemed the act of the Board of Directors. Less than a quorum may adjourn any meeting of the Board of Directors from time to time without notice.

K. Procedure. The order of business and all other matters of procedure at every meeting of the Board of Directors may be determined by the chairman of the Board of Directors or, in his or her absence, the most senior officer of the corporation present at the meeting. The secretary of the corporation shall act as secretary of all meetings of the Board of Directors, but, in the absence of the secretary, the presiding officer of the meeting may appoint any person to act as secretary of the meeting.

L. Participation in Meetings by Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation will constitute presence in person at such meeting.

M. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the board or committee. Any such consent may be in counterparts and will be effective on the date of the last signature thereon unless otherwise provided therein.

N. Fees and Compensation of Directors. Unless otherwise provided by the Certificate of Incorporation, or these Bylaws, the Board of Directors, by resolution or resolutions, may fix the compensation of directors. The directors may be reimbursed for their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a director. Nothing contained in these Bylaws shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Bylaws to be signed by its Chief Executive Officer this 8th day of July, 2019.

GAUCHO GROUP HOLDINGS, INC.

By:	/s/ Scott L. Mathis
Scott L. Mathis
Chief Executive Officer